For Immediate Release	February 14, 2007
Crown Crafts, Inc. Reports Results for Third Quarter of Fiscal Year 2007
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net income for the third quarter of fiscal year 2007, which ended December 31, 2006, of $0.6 million, or $0.06 per diluted share, compared to net income of $1.1 million, or $0.05 per diluted share, for the third quarter of fiscal year 2006. Excluding valuation allowances approximating $550,000 relating to the anticipated closure of Churchill Weavers, Inc., a wholly-owned subsidiary of the Company, net income for the third quarter of fiscal year 2007 would have been $1.2 million, or $0.11 per diluted share. As a result of the Company’s debt refinancing in July 2006, diluted shares decreased from 21.7 million to 10.3 million for the current year quarter as compared to the prior year quarter.
Net income for the first nine months of fiscal year 2007 was $6.9 million, or $0.69 per diluted share, compared to net income of $1.9 million, or $0.09 per diluted share, for the first nine months of fiscal year 2006. On July 11, 2006 the Company refinanced its credit facilities. In connection with the refinancing, non-interest bearing subordinated indebtedness was reduced from a net book value of $7 million to a net book value of $2.9 million. The Company recorded a pre-tax gain of $4.1 million on the subordinated debt reduction. Only a portion of the gain was subject to federal income taxes; consequently, the after-tax effect of the gain on net income was $3.7 million, or $0.37 per share. As a result of the removal of a $4.2 million deferred tax valuation allowance during the fourth quarter of fiscal year 2006, the Company’s income tax expense for the third quarter and first nine months of fiscal year 2007 included federal as well as state and local income taxes. Income tax expense for the third quarter and first nine months of fiscal year 2006 included only state and local income taxes.
A summary of the Company’s comparative year-to-date earnings is as follows:

	Nine Months Ended
	(in thousands, except percentages)
	December 31,	January 1,
	2006	2006	$ Change	% Change
Income before income taxes	9,162	2,064	7,098	343.9%
Income before income taxes excluding gain on refinancing	5,093	2,064	3,029	146.8%
Net income	6,879	1,946	4,933	253.5%
Net income before gain on refinancing (net of income taxes)	3,183	1,946	1,237	63.6%
Net sales for the third quarter of fiscal year 2007 were $16.5 million as compared to net sales for the third quarter of fiscal year 2006 of $17.9 million. The decrease in net sales for the third quarter of fiscal year 2007 as compared to the third quarter of fiscal year 2006 resulted primarily from a $1.1 million decrease in sales of bedding, blankets and accessories and a $0.4 million decrease in sales of bib and bath products.
For the first nine months of fiscal year 2007, the Company had net sales of $54.2 million, up from $52.8 million in the first nine months of fiscal year 2006. The increase in net sales for the first nine months of fiscal year 2007 as compared to the third quarter of fiscal year 2006 resulted primarily from a $1.2 million increase in sales of bedding, blankets and accessories and a $0.2 million increase in sales of bib and bath products.
“The majority of the sales shortfall in the third quarter of fiscal year 2007 resulted from pricing pressures by two retailers. The Company has made a decision to not participate in programs which cannot be profitable to the Company and, instead, to focus on protecting the bottom line. The Company is very tenacious in controlling costs and protecting profitability,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are pleased that we were able to improve income before income taxes from $1,076,000 to $1,358,000, or 26%, before the $550,000 valuation allowances associated with the anticipated closure of Churchill Weavers. In addition, the balance sheet has improved nicely, and our total debt level was held to $6.5 million,” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (888) 428-4479. Please refer to confirmation number 861226. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 2:45 p.m. Central Standard Time on February 14, 2007 through 11:59 p.m. Central Standard Time on February 21, 2007. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 861226.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California, and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF INCOME
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
	2006	2006	2006	2006
Net sales	$16,453	$17,882	$54,191	$52,826
Gross profit	3,622	4,325	13,955	11,901
Gross margin	22.0%	24.2%	25.8%	22.5%
Income from operations	999	1,846	6,153	4,359
Income before income taxes	808	1,076	9,162	2,064
Income tax expense	194	13	2,283	118
Net income	614	1,063	6,879	1,946
Basic income per share	0.06	0.11	0.71	0.20
Diluted income per share	0.06	0.05	0.69	0.09

Weighted Average Shares Outstanding:
Basic	9,953	9,506	9,716	9,506
Diluted	10,269	21,749	9,973	21,513
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	December 31, 2006	April 2, 2006
Cash and cash equivalents	$19	$3,790
Accounts receivable, net of allowances	10,769	14,457
Inventories, net of reserves	11,622	9,742
Total current assets	24,781	30,156
Goodwill	22,884	22,974
Deferred income taxes	1,502	3,397
Total assets	51,289	58,179

Current maturities of long-term debt	23	36
Total current liabilities	8,895	5,415
Long-term debt	6,456	23,922
Total non-current liabilities	6,456	23,922

Stockholders’ equity	35,938	28,842
Total liabilities and stockholders’ equity	51,289	58,179

Contact:	Investor Relations Department (225) 647-9146 or Halliburton Investor Relations (972) 458-8000